Exhibit 10.1

ABSOLUTE NET LEASE

(One Far Mill Crossing, Shelton, Connecticut)

THIS ABSOLUTE NET LEASE (“Lease), dated solely for reference purposes as of the 29th day of March 2007, is entered into by and between HN PROPERTY OWNER LLC, a Delaware limited liability company (the “Landlord”) and HEALTH NET OF THE NORTHEAST, INC., a Delaware corporation (the “Tenant”).

Recitals:

A. DACOURT GROUP, INC., a North Carolina corporation (“Buyer”) is the buyer under that certain Purchase and Sale Agreement, dated as the 21st day of February, 2007, under which Health Net of California Real Estate Holdings, Inc., a California corporation (the “Seller”), is the “Seller” (the “Sale Contract”);

B. Pursuant to the Sale Contract, Buyer assigned its rights thereunder to Landlord, and Landlord has purchased the following property from Seller:

(i) that certain real property located in the City of Shelton, County of Fairfield, State of Connecticut, commonly known as One Far Mill Crossing, and more particularly described in Exhibit A attached hereto and made part hereof (the “Land”);

(ii) the building comprised of approximately three hundred twenty-seven thousand three hundred twenty-seven (327,327) square feet of gross leasable area (the “Building”), plus the structures, improvements and fixtures erected now or hereafter located on the Land (collectively, the “Improvements,”) and together with the Land, collectively, the “Property”;

(iii) all of Seller’s right, title and interest, if any, in and to any rights and appurtenances pertaining to the Land, including minerals, oil and gas rights, air, water and development rights, roads, alleys, hereditaments, benefits, privileges, tenements easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips, gaps and gores within or bounding the Land and in profits or rights or appurtenances pertaining to the Land, and any insurance proceeds owing to Seller for the loss of such rights or appurtenances;

(iv) all of Seller’s right, title and interest, if any, in the land laying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof; and

(v) all of Seller’s right, title and interest, if any, in any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue (the property described in this clause (v), together with the property described in clauses (iii) and (iv) above, are collectively referred to in this Lease as the “Appurtenant Rights”).

(The Property and the Appurtenant Rights so acquired by Landlord from Seller are hereinafter collectively referred to as the “Premises”.)

C. Landlord and Tenant desire to set forth their understanding with respect to the use and operation of the Premises, and their respective rights, duties and obligations pertaining thereto, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration paid by each of the parties hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises in accordance with the provisions of this Lease; and

SUBJECT ONLY TO all those certain conditions and other matters affecting the title of the Premises as set forth in Exhibit B attached hereto and made part hereof (the “Permitted Encumbrances”) (provided, however, that nothing in this paragraph shall (i) be deemed to constitute a covenant or representation by Landlord with respect to the condition of title, or (ii) modify the terms of Section 7.3 below or (iii) affect Tenant’s or Landlord’s rights and obligations hereunder).

IT IS MUTUALLY COVENANTED AND AGREED between Landlord and Tenant as follows:

ARTICLE 1

Term

1.1 Primary Term. The term of this Lease (the “Primary Term”) shall commence on March 29, 2007 (the “Commencement Date”), and shall expire at 11:59 PM on the date (the “Expiration Date”) which is the day immediately preceding the date that is ten (10) years after the termination of the Stub Period (defined below), unless extended or earlier terminated pursuant to the terms of this Lease. The date that is the eleventh (11th) day of a calendar month first occurring after the Commencement Date is hereinafter referred to as the “Start Date,” and the period of time commencing on the Commencement Date and ending at 11:59 PM on the day immediately preceding the Start Date is hereinafter referred to as the “Stub Period.” (By way of example only, if the Commencement Date were to occur on March 25, 2007, as contemplated by the Sale Contract, the Start Date would be April 11, 2007, the Stub Period would be March 25, 2007 through April 10, 2007 (inclusive of both dates), and the Expiration Date would be April 10, 2017.) Tenant acknowledges that except as specifically set forth in this Lease, no work was or is required to be performed by Landlord, no contributions were or are required to be made by Landlord to Tenant and all conditions precedant to Tenant’s obligations hereunder have been satisfied.

1.2 Extended Terms. Tenant shall have the right to extend this Lease for two (2) consecutive extended terms of ten (10) years each (collectively, the “Extended Terms” and individually, an “Extended Term”, and together with the Primary Term, called the “Term”) upon the expiration of the Primary Term or the preceding Extended Term, as the case may be, unless this Lease shall be sooner terminated pursuant to the terms of this Lease. If no Event of Default shall exist on such commencement date, each Extended Term shall commence on the day immediately succeeding the expiration date of the Primary Term or the preceding Extended Term, as the case may be, and shall end at midnight Eastern Time on the day immediately preceding the tenth (10th) anniversary of the first day of such Extended Term. Provided there is no Event of Default at the time of exercise of such option, Tenant may exercise each said option to extend this Lease for an Extended Term by giving written notice to that effect at least eighteen (18) months prior to the expiration of the then-existing Term. If Tenant does not exercise any such option in a timely manner, then all rights to extend the Lease automatically shall terminate, Landlord shall have the right during the remainder of the Term of this Lease to advertise the availability of the Premises for sale or reletting and to erect upon the Premises signs appropriate for the purpose of indicating such availability. The phrase “Term of this Lease” or “term hereof” means the Primary Term, plus any Extended Term with respect to which the right has been exercised. Except as otherwise expressly provided herein, all of the provisions of this Lease shall be applicable during each Extended Term.

1.3 Base Rent During Extended Terms.

(a) If Tenant’s option to extend the term of this Lease is exercised, the Base Rent for each Extended Term shall be equal to the ninety-five percent (95%) of the Fair Market Rent for the Premises, as determined pursuant to this Section 1.3.

(b) Within thirty (30) days after Tenant exercises its option to extend, Landlord will advise Tenant of its determination of Fair Market Rent for the Extended Term in question. If Landlord and Tenant agree on the Fair Market Value for the Extended Term, they shall execute a written confirmation of such extension reflecting thereon the agreed upon Base Rent. If Landlord and Tenant cannot agree on the Base Rent for the Extended Term within thirty (30) days of the date that Landlord provides Tenant with Landlord’s determination of the new rent, then within thirty (30) days after such failure to reach agreement, Landlord shall furnish to

Tenant a notice in writing (the “Landlord’s Notice”) stating what Landlord perceives to be the Fair Market Rent projected to the commencement date of the Extended Term. Landlord’s Notice shall be accompanied by a statement from a qualified real estate appraiser stating the appraiser’s opinion of Fair Market and that it has been determined in accordance with this Section 1.3. If Tenant disagrees with the estimate of Fair Market Rent submitted by Landlord with Landlord’s Notice, then within thirty (30) days after receipt of Landlord’s Notice, Tenant shall have the right to submit to Landlord an appraisal by a qualified real estate appraiser of Fair Market Rent effective as of the commencement date of the Extended Term. If the higher estimate is not more than one hundred five percent (105%) of the lower estimate, the new Base Rent shall be established as the average of the two appraisals. If not, the two appraisers acting on behalf of Landlord and Tenant, shall, within fifteen (15) days after Tenant’s appraisal has been submitted, jointly appoint a third qualified real estate appraiser (the “Referee”). If the two appraisers are unable to agree upon the selection of a Referee, then the Referee shall be selected within fifteen (15) days thereafter by an arbitrator pursuant to the rules of the American Arbitration Association. The Referee shall, within thirty (30) days after appointment, render his or her decision which decision shall be strictly limited to choosing one of the two determinations made by the two appraisers chosen by Landlord and Tenant with respect to Fair Market Rent. The decision of the Referee shall be binding upon Landlord and Tenant and shall constitute the Base Rent for the applicable Extended Term. Landlord and Tenant shall each pay for their own appraisal, and the cost of the Referee shall be shared equally by Landlord and Tenant.

(c) In determining the “Fair Market Rent,” the highest and best use for the Premises, the Improvements, or the Land, will not be considered, but rather only the then-prevailing rent for premises comparable in size and use to the Premises, leased for a period equal to the Extended Term by a major creditworthy tenant occupying more than 100,000 rentable square feet of comparable space in similar commercial buildings located within five (5) miles of the Premises, taking into consideration the lease term, age of the Premises, all allowances for tenant improvements (including architectural and engineering fees), moving allowances, landlord expenses, operating expense pass throughs, rent abatement, brokerage expenses, tenant benefits or any other market concessions which may be commonly available at the commencement of such Extended Term. Under no circumstances shall this determination take into account any value attributable to the rental value of the Parking Structure, the use of which shall be free to Tenant during any Extended Term hereunder. All such relevant inducements available in the market shall be credited against Fair Market Rent to the extent not received by Tenant. In no event shall Tenant, or its employees or visitors, be charged for parking. Notwithstanding any contrary provision of this Section 1.3:

(i) in no event shall the Base Rent, for the first twelve months of the first Extended Term, be less than $8,114,436.00 per year, nor shall it be more than $8,510,502.00 per year;

(ii) in no event shall the Base Rent, for the first twelve months of the second Extended Term, be less than the Base Rent in effect as of the last day of the first Extended Term, nor shall it be more than an amount that is equal to one hundred and four and 88/100ths percent (104.88%) of the Base Rent in effect as of the last day of the first Extended Term; and

(iii) as of the first anniversary of the beginning of each Extended Term, and each anniversary thereafter during such Extended Term, the Base Rent shall be increased by three percent (3%).

(d) Notwithstanding anything in this Section 1.3 to the contrary, if the Referee selects Landlord’s appraisal, Tenant may rescind the exercise of its option to extend by so notifying Landlord within ten (10) days after Tenant’s receipt of the Referee’s determination (the notice so given is hereinafter referred to as a “Rescission Notice”); in such event, (i) Tenant shall promptly reimburse Landlord for the cost of Landlord’s appraisal and shall pay for the full cost of the Referee, and (ii) the Term of the Lease shall, at Landlord’s option (which option must be exercised by a notice given to Tenant within ten (10) days after receipt of the Rescission Notice), be extended for six (6) months past the Expiration Date, on all the same terms and conditions as the Term then in effect, except Tenant shall have no further option to extend the Term.

(e) The Premises shall be leased during the Extended Terms “AS-IS” in their then-current condition, and in no event shall Landlord have any obligation to pay to Tenant any refurbishing or tenant improvement allowance, or any obligation to pay any leasing commissions to any broker representing Tenant in connection therewith.

ARTICLE 2

Rent

2.1 Base Rent; No Offset. Tenant covenants and agrees to pay to Landlord, promptly when due, without notice or demand and without deduction or set-off of any amount for any reason whatsoever, annual rent base rent (the “Base Rent”) for the Premises during the Term according to the following schedule:

Period*	Annual Base Rent*	Monthly Base Rent*
Stub Period	$18,639.21 per day	N/A
Start Date through Month 12 thereafter	$6,803,313.00	$566,942.75
Months 13-24	$6,989,889.00	$582,490.75
Months 25-36	$7,809,839.00	$650,819.92
Months 37-48	$8,007,778.00	$667,314.83
Months 49-60	$8,211,655.00	$684,304.58
Months 61-72	$8,421,648.00	$701,804.00
Months 73-84	$8,637,942.00	$719,828.50
Months 85-96	$8,860,724.00	$738,393.67
Months 97-108	$9,090,189.00	$757,515.75
Months 109-120	$9,326,538.00	$777,211.50

*	The periods (other than the Stub Period) refer to the time commencing on and after the Start Date. The parties acknowledge that any statement of gross leasable area of the Building, or of the square footage of the Land, set forth in this Lease or in any materials provided by any representative of Tenant or Tenant’s affiliated companies, or by any brokers or other parties, is merely an approximation, and if it is ultimately determined that the actual gross leasable area of the Building, or the actual area of the Land, is more or less than as stated in this Lease or in other materials, such discrepancy shall not result in any modification in the monthly and annual Base Rent amounts to be paid under this Lease.

2.2 Partial Months; Due Date. Notwithstanding the foregoing, i) the Base Rent payable for Stub Period shall be payable in advance on the Commencement Date, and ii) once the Commencement Date has occurred, the parties shall enter into a written amendment to this Lease that memorializes the parties’ agreement on the Start Date, the Stub Period, the Expiration Date, and the calendar dates for each increase in Base Rent pursuant to Section 2.1 above. Base Rent shall be payable in installments, in advance, on the tenth (10th) day of each month during the Term (“Due Dates”).

2.3 Good Funds. The Base Rent shall be paid monthly, in advance, in good United States funds on the Due Dates. The Base Rent must be paid by wire transfer of funds, per instructions to be provided by Landlord prior to the Commencement Date.

2.4 Full Net Lease. It is intended that the Base Rent shall be an absolutely net return to Landlord throughout the Term of this Lease, free of any expense, charge, or other deduction whatsoever with respect to the Premises or Landlord’s interest therein, or the ownership, leasing, operation, management, maintenance, repair, use or occupation thereof. This Lease is an “absolute lease” and Tenant’s obligations arising or accruing during the Term to pay all Base Rent, additional rent and all other payments hereunder required to be made by Tenant shall be absolute and unconditional and Tenant shall pay all such amounts without notice, demand, counterclaim, set-off, deduction or defense and without abatement, suspension, deferment, diminution or reduction (except as otherwise expressly provided in this Lease), free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever. All costs, expenses and obligations of every kind and nature whatsoever relating to the Property and the appurtenances thereto and the use, maintenance and occupancy thereof which may arise or become due and payable with respect to the Term (whether or not the same shall become payable during such Term or thereafter) or for any period prior to the expiration of the Term shall be paid by Tenant (except as otherwise expressly provided in this Lease). Tenant assumes the sole responsibility for the condition, use, operation, maintenance, underletting and management of the Premises, and Landlord shall have no responsibility in respect thereof and shall have no liability for damage to Tenant’s personality or any subtenant of Tenant on any account or for any reason whatsoever. Except as otherwise expressly provided in Article 10 or Article 11, this Lease shall not terminate, nor shall Tenant have any right to terminate, rescind or void this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, without limitation: (i) any damage to or destruction of the Premises; (ii) any restriction, deprivation (including eviction) or prevention of, or any interference with, any use or the occupancy of the Premises; (iii) any condemnation, requisition or other taking or sale of the use, occupancy or title of or to the Premises; (iv) any action, omission or breach on the part of Landlord under this Lease or under any other agreement between Landlord and Tenant; or (v) the inadequacy or failure of the description of the Premises to demise and let to Tenant the property intended to be leased hereby. Tenant will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate, rescind or void this Lease as a result of any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator or by any court.

2.5 Interest on Delinquent Rent. Any Base Rent or other sums due to Landlord under this Lease and not paid on or before the due date therefor shall bear interest at the Interest Rate from the due date until paid. The “Interest Rate” shall equal the lesser of (i) the highest rate allowable by law, or (ii) the greater of (a) the rate publicly announced from time to time, by Citibank N.A. or its successor as its Prime Rate or its Reference Rate or other similar benchmark, plus five percent (5%), and (b) thirteen percent (13%) per annum, or (iii) the default rate charged by the Mortgagee (as defined below) on delinquent loan payments (and taking into account any grace or cure periods permitted by such Mortgagee). Payment of such interest shall not excuse or cure any default by Tenant under this Lease. As used in this Lease, the term “Mortgagee” shall mean any lender whose loan constitutes a first lien on the Premises and mezzanine debt lender which acquired a lien on the membership interests in Landlord in connection with Landlord’s acquisition of the Premises and the foregoing entities’ successors and assigns.

2.6 Late Charge. Tenant hereby acknowledges that late payment by Tenant of Base Rent, and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Base Rent or any other sum due from Tenant shall not be received by Landlord on or before the due date thereof, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount or such lesser amount charged by the Mortgagee on delinquent loan payments (taking into account any grace or cure periods permitted by such Mortgagee). It is agreed that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of any Tenant default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, including but not limited to the collection of interest on such late payment.

ARTICLE 3

Expenses, Taxes

3.1 Tenant to Pay All Expenses and Taxes. Tenant shall pay and discharge, punctually as and when the same shall become due and payable, each and every item of expense,

of every kind and nature whatsoever relating to the ownership, use, maintenance, operation, or occupancy of the Property, or for the payment of which Landlord is, or shall or may be or become, liable by reason of any rights or interest of Landlord in or under this Lease, including all real estate taxes, personal property taxes, privilege taxes, excise taxes, business and occupation taxes, gross sales taxes, including any sales tax imposed on the rental payments hereunder or under a sublease, occupational license taxes, water charges, sewer charges, assessments of any nature and all other governmental impositions and charges of every kind and nature whatsoever (collectively, the “Taxes,” and individually, a “Tax”), when the same shall be due and payable without penalty or interest. It is the intention of the parties hereto that, insofar as the same may lawfully be done, Landlord shall be, except as specifically provided for herein, free from all expenses in any way related to the Premises and the use, maintenance, or occupancy thereof.

3.2 Proration. Any Tax relating to a fiscal period of any taxing authority falling partially within and partially outside the Term of this Lease, shall be apportioned and adjusted between Landlord and Tenant.

3.3 Proof of Payment. Tenant shall furnish to Landlord, not later than fifteen (15) days prior to the last date when any Tax must be paid by Tenant as provided in this Article without premium, interest or penalty, official receipts of the appropriate taxing authority or if not available, a copy of Tenant’s cancelled check for payment with receipts to follow evidencing the payment thereof.

3.4 Right to Contest. Provided that an Event of Default has not occurred and is then continuing, Tenant may defer payment of a Tax so long as the validity or the amount thereof is contested by Tenant with diligence and in good faith, provided, however, that (a) Landlord determines that such contest suspends the obligation to pay the tax or assessment and such nonpayment will not permit or result in the sale, loss or forfeiture of any part of the Property and (b) Tenant shall furnish to Landlord cash or a bond in an amount and on terms satisfactory to Landlord and shall pay the Tax and a reasonable additional sum to cover possible interest, costs and penalties in sufficient time to such that nonpayment will not subject the Premises or any part thereof to sale, loss, forfeiture or other liability by reason of such nonpayment nor subject any party to any potential criminal liability. Such contest shall be at Tenant’s sole cost and expense. Tenant covenants to indemnify and save harmless Landlord from any costs or expenses incurred by Landlord as a result of such contest and, in all events pay such taxes and other amount prior to the issuance of an order under which the Property may be sold.

3.5 Exclusions. Notwithstanding anything to the contrary in this Article 3, “Taxes” shall not include, and in no event shall Tenant be required to pay i) any inheritance, estate, succession, partnership, corporate, capital stock, gift, income or profits tax imposed upon Landlord, provided that such exclusion shall not apply to any such tax based on Landlord’s gross receipts or does not provide an expense for Landlord’s interest costs or a depreciation allowance, or ii) any penalties resulting from Landlord’s failure to timely file any tax or informational returns when due (unless Tenant, and not Landlord, is expressly required by law to pay such tax), or iii) any cost directly attributable to Landlord’s transfer of its interest in the Premises or any portion thereof (including, without limitation, any transfer or conveyance taxes).

3.6 Impounds. In the event that (i) Lease Guarantor is not liable under the Guaranty of Lease, (ii) insurance premiums have not been paid when due or Taxes have not been paid at least 15 days prior to the due date therefore, (iii) Tenant failed to provide proof to Landlord and Mortgagee of such payment as required by the terms of Section 3.3 above, or (iv) Lease Guarantor is downgraded to a rating below BB- (by S&P) or below Ba3 (by Moody’s) or (v) there has been an Event of Default under this Lease or the Guaranty of Lease, then upon demand therefore, in addition to monthly Base Rent payments, as such payments are due, Landlord shall have the right to require Tenant to thereafter make monthly payments to Landlord (or at Landlord’s direction) in amounts sufficient to pay, in advance, one-twelfth (1/12th) of the amount reasonably estimated by Landlord to equal annual Taxes and insurance premiums (the “Impound Funds”) each as reasonably determined by Landlord. So long as no Event of Default hereunder has occurred and is continuing, all Impound Funds shall be held by Landlord’s Mortgagee in an account (the “Impound Account”) to pay said taxes, assessments and insurance premiums in one installment before the same become delinquent. Tenant shall be responsible for ensuring the receipt by Landlord and Mortgagee, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all taxes, assessments and insurance premiums to be paid from the Impound Account, and so long as no Event of Default hereunder or under this Lease has occurred and is continuing, Landlord shall cause Mortgagee to pay the governmental authority or other party entitled thereto directly to the extent funds are available for such purpose in the Impound Account. In making any payment from the Impound Account, Landlord and its Mortgagee shall be entitled to rely on any bill, statement or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement or estimate and without any inquiry into the accuracy, validity, enforceability or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof. No interest on funds contained in the Impound Account shall be paid. If the total funds in the Impound Account shall exceed the amount of payments actually applied by Landlord for the purposes of the Impound Account, such excess may be credited by Landlord on subsequent payments to be made hereunder or, at the option of Landlord, refunded to Tenant. If however, the Impound Account shall not contain sufficient funds to pay the sums required when the same shall become due and payable, Tenant shall, within five (5) days after receipt of written notice thereof, deposit the full amount of any such deficiency.

ARTICLE 4

Use and Compliance with Laws, Etc.; Tenant’s Environmental Covenants

4.1 Use. Tenant agrees that, unless and to the extent that it shall obtain Landlord’s prior approval (which may be withheld in Landlord’s absolute discretion), it will not use the Premises, nor will it suffer or permit the same to be used, for any purpose that (i) is not permitted under applicable zoning regulations, or (ii) would void insurance policies required to be carried by Tenant pursuant to the terms of this Lease, or (iii) would cause material, permanent damage to the structural components of the Building, or (iv) would violate the Permitted Encumbrances, or (v) would violate Tenant’s obligations regarding the storage of Hazardous Materials pursuant to Section 4.3 below, or (vi) would involve the storage or sale of gasoline (in no event, however, shall the terms of this Section 4.1 or any other provision of this Lease prohibit Tenant from installing, maintaining, or operating one or more stand-by emergency generators or gas-operated maintenance equipment on the Property, provided that such activities are conducted in compliance with all applicable Legal Requirements, as defined below, Hazardous Materials Laws (as defined in Section 4.2 below) and only reasonably necessary amounts of fuel are stored at the Property). Tenant shall not seek, make, consent to or acquiesce in any change in the zoning of the Property.

4.2 Compliance with Laws. Tenant shall, throughout the Term hereof, promptly comply or cause compliance with all laws and ordinances and the orders, rules, regulations, and requirements (“Legal Requirements”) of all federal, state, county and municipal governments which may be applicable to the Premises, foreseen or unforeseen, ordinary as well as extraordinary, even if the same shall require structural or extraordinary repairs, alterations or additions. Tenant accepts the Premises in the actual condition in which the same are as of the Commencement Date. If the use of the Property becomes a non-conforming use, Tenant shall not permit such use to be discontinued or abandoned. Tenant shall comply and have sole responsibility for complying with the provisions of the Americans with Disabilities Act as now promulgated or as amended after the date hereof and any similar type of legislation, federal, state or local or other legislation hereinafter promulgated or hereinafter amended by any governmental authority applicable to the Premises. Tenant and Guarantor each is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list and is in compliance with OFAC, (ii) not an entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (iii) not an “Embargoed Person”, (iv) in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the rules and regulations promulgated thereunder. None of the funds or assets of Tenant or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government that is an Embargoed Person and no Embargoed Person has any interest in Tenant.

4.3 Tenant’s Environmental Covenants.

(a) Tenant shall not use or permit the use of the Premises in any manner which would permit or cause any Hazardous Materials (as defined below) to be stored upon or used in connection with the Premises in violation of applicable Hazardous Material Laws (as defined below). Tenant shall not permit any condition to exist in violation of applicable law which is or may be categorized by any federal, state or local government or agency having jurisdiction over the Premises as an actual or potential threat or danger to the environment.

(b) Landlord shall have no obligation whatsoever, and Tenant shall be obligated, to keep the Premises in compliance with the Hazardous Material Laws, it being agreed that such and, obligation (including the obligation to cure any violation of Hazardous Material Laws that occurred as a result of any act or omission arising prior to, after the Commencement Date or which violation occurred prior to, after or is ongoing as of, the Commencement Date) shall be entirely Tenant’s.

(c) Tenant shall protect, indemnify and hold harmless Landlord, Mortgagee, and all Landlord-Related Parties (as defined in Section 6.1 below) from and against any and all claim, loss, damage, cost, expense, liability, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, reasonable attorneys’ fees and disbursements of any indemnified party) to the extent directly or indirectly arising out of or attributable to the breach of any of the covenants, representations and warranties of this Article 4 or the presence, use, generation, manufacture, production, handling, treatment, removal, storage, release, threatened release, discharge, disposal, decontamination, clean-up or transport of Hazardous Materials on, under, from or about the Premises, or any other activity carried on or undertaken on the Premises, whether prior to or during the Term (but in no event shall Tenant have any liability as to any of the foregoing events that arise solely as a result of an act or omission occurring after the later to occur of the expiration of the Term and Tenant’s vacation of the Property) and whether by Tenant or any predecessor in title or any employees, agents, contractors or subcontractors of Tenant or any predecessor in title, or any third persons at any time, whether occupying or present on the Premises or any other premises, whether contiguous, adjacent or located proximate to the Premises, including, without limitation: (a) the costs of any required or necessary repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation, (i) the costs of removal or remedial action incurred by the United States Government or the state in which the Premises is located, or response costs incurred by any other person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction on loss, incurred pursuant to any Hazardous Materials Laws; (ii) the clean-up costs, fines, damages or penalties incurred pursuant to the provisions of applicable state law; and (iii) the cost and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other statute, state or federal; and (b) liability for personal injury or premises damage, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity.

(d) As used herein, “Hazardous Materials” means any material, substance or waste designated as hazardous, toxic, radioactive, injurious or potentially injurious to human health or the environment, or as a pollutant or contaminant, or words of similar import, under any Hazardous Materials Law (as defined below), including, but not limited to, petroleum and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. As used herein, “Hazardous Materials Law” means any federal, state or local law, statute, regulation or ordinance now or hereafter in force, as amended from time to time, pertaining to materials, substances or wastes which are injurious or potentially injurious to human health or the environment or the release, disposal or transportation of which is otherwise regulated by any agency of the federal, state or any local government with jurisdiction over the Premises or any such material, substance or waste removed therefrom, or in any way pertaining to pollution or contamination of the air, soil, surface water or groundwater, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.).

(e) Tenant shall not install or use any underground storage tanks and shall prohibit the use, generation, handling, storage and disposal of Hazardous Substance by all parties, including invitees and trespasses, and without limiting the generality of the foregoing, during the term of this Lease, shall not install on the Property or permit to be installed in the Improvements asbestos or any substance containing asbestos. If required by Landlord (including if recommended in any third-party environmental report delivered to Landlord) or under any Environmental Law, Tenant shall maintain an Operations and Maintenance Program (“O&M Program”) for the management of asbestos, lead-based paint, radon or any other Hazardous Substances at the Property.

(f) Tenant shall promptly notify Landlord if Tenant shall become aware of (i) any Hazardous Substances at, on, under, affecting or threatening to affect the Property, (ii) any lien, action or notice affecting or threatening to affect the Property or Tenant resulting from any violation or alleged violation of Environmental Law, (iii) any investigation, inquiry or proceeding concerning Tenant or the Property pursuant to any Environmental Law or otherwise relating to Hazardous Substances, or (iv) any occurrence, condition or state of facts which would render any representation or warranty in this Section incorrect in any respect if mad at the time of such discovery. Further, immediately upon receipt of the same, Tenant shall deliver to Landlord copies of any and all orders, notices, permits, applications, reports, potential non-compliance with any Environmental Laws in connection with the Property or presence or existence of any Hazardous Substances at, on, about, under, within, near or in connection with the Property. Tenant shall, promptly and when and as required, at Tenant’s sole cost and expense, take all actions as shall be necessary or advisable for compliance with the terms of this Section or for the remediation of any and all portions of the Property or other affected property, including, without limitation, all investigative, monitoring, removal, containment, remedial and response actions in accordance with all applicable Environmental Laws (and in all events in a manner satisfactory to Landlord), and shall further pay or cause to be paid, at no expense to Landlord, all remediation, response, administrative and enforcement costs of applicable governmental agencies which may be asserted against the Property. In the event Tenant fails to do so (i) Landlord may, but shall not be obligated to undertake remediation at the Property or other affected property necessary to bring the Property into conformance with the terms of Environmental Laws and (ii) Tenant hereby grants to Landlord and its agents and employees access to the Property and a license to do all things Landlord shall deem necessary to bring the Property into conformance with Environmental Laws. Any and all out-of-pocket costs and reasonable expenses reasonably incurred by Landlord in connection therewith, together with interest thereon at the Interest Rate, shall be immediately paid on demand. Tenant covenants and agrees, at Tenant’s sole cost and expense, to indemnify, defend (at trial and appellate levels, and with attorneys, consultants and experts acceptable to Landlord and hold Landlord harmless from and against any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ consultants’ and experts’ fees and disbursements actually incurred in investigation, defending, settling or prosecuting any action, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord or the Property, and arising directly or indirectly from or out of: (i) the presence, release or threat of release of any Hazardous Substances on, in, under, affecting or threatening to affect all or any portion of the Property or any surrounding areas, regardless of whether or not caused by or within the control of Tenant, (ii) the violation of any Environmental Laws related to, affecting or threatening to affect the Property, whether or not caused by or within the control of Tenant, (iii) the failure by Tenant to comply fully with the terms and conditions of this Section (iv) the breach of any representation or warranty contained in this Section or (v) the enforcement of this Section including, without limitation, the cost of assessment, containment and/or removal of any and all Hazardous Substances on and /or from all or any portion of the Property or any surrounding areas, the cost of any actions taken in response to the presence, release or threat of release of any Hazardous Substances on, in, under or affecting any portion of the Property or any surrounding areas to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with the Environmental Laws in connection with all or any portion of the Property or any surrounding areas. This indemnity shall also include any of Landlord’s diminution in the value of the Property or any future Landlord’s reduction in the sales price of the Property by reason of any matter set forth in this Section. Landlord’s rights under this Section shall survive the Lease.

(g) Upon Landlord’s request, at any time after the occurrence and continuance of an Event of Default under the Lease or at such other time as Landlord has reasonable grounds to believe that Hazardous Substances are or have been handled, generated, stored, processed, transported to or from, or released or discharged from or disposed of on or around the Property, Tenant shall provide, at Tenant’s sole cost and expense, an inspection or audit of the Property prepared by a hydrogeologist or environmental engineer or other appropriate consultant approved by Landlord indicating the presence or absence of Hazardous Substances on the Property (including asbestos-containing material or lead-based paint). If Tenant fails to provide such inspection or audit within twenty (20) days after such request, Landlord may order the same, and Tenant hereby grants to Landlord and its employees and agents access to the Property and a license thereon to undertake such inspection or audit. The cost of such inspection or audit, together with interest thereon at the Interest Rate from the date paid by Landlord until actually paid by Tenant, shall be immediately paid by Tenant on demand and shall constitute additional rent hereunder.

(h) Without limiting the foregoing, Landlord, its Mortgagee and their authorized representatives may, during normal business hours and at their own expense, inspect the Property and Tenant’s records related thereto for the purpose of determining compliance with Environmental Laws and the terms and conditions of this Section.

(i) As used herein, the term “release” shall include, without limitation, any intentional or unintentional placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning of any Hazardous Substance, other than in the normal course of business or activities or its tenants, and in compliance with all Environmental Laws.

(j) Tenant represents and warrants that, from and after the commencement of this Lease, Tenant covenants and agrees that it shall provide all legally required notices with respect to the discovery or release of any Hazardous Substances at the Property and shall perform each of the continuing obligations of a bona fide prospective purchase pursuant to 42U.S.C 9601(4). Tenant shall inform Landlord by notice given or action taken pursuant to this Section 4.3.

ARTICLE 5

Utility Charges

Tenant shall pay or cause to be paid, as and when the same are due and payable, all charges for gas, water, sewer, electricity, lights, heat, power, telephone or other communication service and all other utility services used, rendered or supplied to, upon or in connection with the Premises.

ARTICLE 6

Indemnification and Non-Liability of Landlord

6.1 Indemnification. Tenant covenants and agrees, at its sole cost and expense, to indemnify and save harmless the Landlord-Related Parties (as defined in this Section 6.1 below) and Mortgagee against and from any and all loss, cost, damage, or claims by or on behalf of any person, firm, or corporation (a) from the conduct or from management of or from any work or thing whatsoever done in or about the Premises during the Term hereof, (b) from the operation, management, maintenance, repair, use, or occupation of the Premises, and the condition of any building or other Improvements on the Premises, (c) from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed, pursuant to the terms of this Lease, and (d) from any act, whether or not negligent, by Tenant, or any of its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage whatsoever occurring during the Term hereof in or about the Premises. In case any action or proceeding be brought against the Landlord-Related Parties by reason of any such claim Tenant, upon notice from the Landlord-Related Parties, covenants to resist or defend such action or proceedings by counsel chosen by Tenant, but reasonably satisfactory to Landlord. As used in this Lease, the term “Landlord-Related Parties” shall mean, collectively, Landlord and the Landlord’s shareholders, directors, officers, partners, members, employees, representatives, agents, and their successors and assigns.

6.2 Attorneys’ Fees. In the event of any arbitration, administrative or judicial proceeding commenced by Landlord or Tenant against the other under this Lease, the reasonable costs and expenses (including reasonable attorneys’ fees at trial and on appeal) of the prevailing party shall be paid by the other party.

6.3 Waiver of Claims for Defects. Tenant further covenants and agrees that Landlord shall not be liable to Tenant, or any one claiming by, through or under Tenant, for any defect in the Premises, or any buildings, building components, fixtures, apparatuses and personal property located thereon latent or otherwise for any injury, loss or damage to any persons or to the Premises, or to any property of Tenant, or of any other person, contained in or upon the Premises, caused by or arising or resulting from such defect.

ARTICLE 7

Maintenance and Repairs, Covenant Against Waste and Right of Inspection

7.1 Maintenance and Repair. Tenant shall, throughout the Term hereof and at no expense whatsoever to Landlord, take good care of the Premises and the Building and other Improvements and structural components thereof now or hereafter erected thereon and shall not do or suffer any waste with respect thereto, and Tenant shall promptly make all repairs, interior and exterior, structural and non-structural, ordinary as well as extraordinary, foreseen as well as unforeseen, necessary to keep the Building and other Improvements (including, without limitation, the roof, mechanical, plumbing, electrical, and other Building systems) in good and lawful order and in at least as good condition as such premises are in on the Commencement Date but subject to reasonable wear and tear. When used in this Article, the term “repairs” shall include replacements, capital improvements or renewals when necessary. Tenant shall keep and maintain all portions of the Premises, in a clean and orderly condition, free of accumulation of water, dirt, rubbish, snow and ice, and Tenant shall not permit or suffer any overloading of the floors of the Building. Landlord shall not be responsible for the cost of any alterations of or repairs to the Premises of any nature whatsoever, structural or otherwise, whether or not now in the contemplation of the parties. To the extent not prohibited by law, Tenant hereby waives and releases all rights now or hereinafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Section 7.1. In addition, the provisions of this Section 7.1 are subject to the limitations imposed by Articles 8 and 9 below.

7.2 Landlord’s Inspection Rights. Tenant shall permit Landlord and the authorized representatives of Landlord, after reasonable written notice, to enter the Premises during Tenant’s usual business hours for the purpose of inspecting the same and of making any necessary repair to the Premises and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority, or that may be necessary to prevent waste or deterioration in connection with the Premises, which Tenant is obligated, but has failed, to make, perform, or prevent, as the case may be. Nothing in this Lease shall impose any duty upon the part of Landlord to do any such work or to make any alterations, repairs (including, but not limited to, repairs and other restoration work made necessary due to any fire or other casualty and irrespective of the sufficiency or availability of any fire or other insurance proceeds which may be payable in respect thereof), additions or improvements to the Premises, of any kind whatsoever. The performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same and the reasonable cost of such performance incurred by Landlord, plus interest at the Interest Rate, shall become due and payable forthwith by Tenant to Landlord.

7.3 Premises Accepted “As Is.” Tenant acknowledges and agrees that (i) Tenant has had an opportunity to inspect the Premises (including the Building and all other Improvements), including the title thereto, (ii) Tenant has accepted the Premises in their “AS IS” condition as of the Commencement Date, (iii) Tenant is not relying on any representation or warranty by Landlord in entering into this Lease, and (iv) Tenant’s obligations under this Lease are not conditioned upon any particular condition of title to the Premises or any particular condition of the Premises. Tenant shall not be relieved of any obligation under this Lease by virtue of any provision of the Sale Contract.

7.4 Parking Structure. (a) Tenant shall have the obligation to construct a parking structure within two (2) years of the date hereof (such end date being the “Outside Completion Date”) in accordance with the terms of this Section 7.4 (the “Parking Structure”). All contracts and budgets for the design and construction of the Parking Structure shall be entered into by Tenant (and shall be subject to Landlord’s approval) but the Parking Structure, when constructed, shall be the sole property of Landlord and shall be a part of the Premises (and as such shall, during the Term, be reserved solely for the use of Tenant and Tenant’s employees and visitors). Costs for construction of the Parking Structure will be paid by draws from sums held by Mortgagee in a reserve account established on the date hereof (the “Parking Structure Reserve”). No construction shall commence until Landlord has reviewed and approved the plans and specifications for the Parking Structure and reviewed and approved evidence that Tenant has obtained (at its cost and expense) all required building and zoning approvals. All draws from such escrow shall be made in a manner consistent with the procedures and requirements as set forth on Exhibit K. Notwithstanding the right of Landlord to approve the plans for the Parking Structure, it will be deemed to be unreasonable for the Landlord or Mortgagee to require that Tenant construct a Parking Structure that (i) is estimated to cost more than the amount of Parking Structure Reserve account to design, permit, and construct, or (ii) which creates more parking spaces than Tenant requires (Tenant currently estimates its requirement to be approximately one hundred eighty (180) additional spaces) provided that such number satisfies all applicable Legal Requirements. To the extent Tenant is unable to build the Parking Structure within the Outside Completion Date, Landlord may use funds in the Parking Structure Reserve to complete the Parking Structure, provided, however, Landlord shall be under no obligation to complete the Parking Structure upon Tenant’s failure to do so. To the extent the funds in the Parking Structure Reserve are insufficient to pay for the completion of the Parking Structure (whether by Tenant or Landlord), Tenant shall nonetheless be obligated to complete the Parking Structure at its cost and expense and if Landlord uses its own funds to complete the Parking Structure, Tenant shall be obligated to reimburse Landlord for any costs incurred by Landlord to complete the Parking Structure in accordance with the term of this Lease plus interest on any such costs at the Interest Rate until paid. Disputes regarding draw requests shall be resolved in accordance with the arbitration procedures set forth in Article 33 of this Lease. If the amount of funds reserved for any line item in an approved budget shall not be sufficient to complete the cost of work set forth in such line item, the Tenant shall be responsible for paying such additional costs (or, at Tenant’s election, contributing such additional funds into the escrow) so that the unadvanced portion of the escrow reserved to pay such line item costs, together with the funds contributed by Tenant, are sufficient to pay the costs to complete all work described in such line item (it being understood that Landlord shall not be required to pay any costs of construction of the Parking Structure and that Tenant shall be responsible for paying all costs of constructing the Parking Structure whether or not funds in the escrow are sufficient to pay in full all such costs). No changes to any previously approved construction contract involving a net increase in costs greater that Fifty Thousand Dollars ($50,000), or which change would have the effect of increasing total construction costs by more than Two Hundred Thousand Dollars ($200,000) of that previously approved by Landlord, and no material changes in the design of the Parking Structure shall be made, without Landlord’s written approval. To the extent the Parking Structure is completed in accordance with the terms of this Lease and there are funds remaining in the Parking Structure Reserve, any undisbursed funds shall be delivered to Tenant in accordance with the provisions set forth in Exhibit K. Landlord shall use commercially reasonable efforts to cause the Mortgagee to disburse funds to Tenant from the Parking Structure Reserve, provided that Tenant has complied with the requirements of this Section 7.4. Tenant hereby agrees to indemnify and hold harmless Landlord and Mortgagee from and against all claims, costs, actions, proceedings, investigations, fines, penalties and liabilities arising out of the construction of the Parking Structure and the provisions of this Section. This obligation shall survive the termination of this Lease.

(b) The provisions set forth in Exhibit K of this Lease supplement the terms of this Section 7.4 and are incorporated herein. To the extent that there is any inconsistency or conflict between the terms thereof and the terms of this Section 7.4, the terms of Exhibit K shall control.

(c) All requests, notices and deliveries to be made by Tenant to Landlord in connection with the provisions of this Section 7.4 and with the provisions of Exhibit K shall be simultaneously made to Mortgagee. If Tenant fails to do so, Landlord’s obligation to cause Mortgagee to release such funds shall be suspended until Tenant does so.

7.5 Conversion of Parking Area into Office Space. Tenant agrees to cause the conversion (the “Conversion”) of the parking area located under “Building A,” consisting currently of sixty-seven (67) spaces (the “Conversion Area”), to be converted into office space, on the terms set forth in this Section 7.5. The Conversion shall (i) be performed at Tenant’s sole cost and expense, (ii) be performed in accordance with the requirements of Article 8 and Article 9 (excluding Section 9.2 thereof) of this Lease, (iii) be commenced on or before the date that is seventeen (17) months prior to the Expiration Date (provided, however, this requirements shall be waived if Tenant has then exercised its option to extend the Primary Term, and if the new Base Rent for the extended term has been agreed to Tenant or if not yet agreed to, the Recission Right has been waived by Tenant to the reasonable satisfaction of Landlord), (iv) if completion is anticipated to occur on or after the date that is six (6) months prior to the Expiration Date, then Tenant agrees to post with Landlord or its Mortgagee no later than six months prior to the Expiration Date, an amount equal to one hundred twenty-five percent (125%) of the estimate of an architect chosen by Landlord of the cost to complete the Conversion, which proceeds shall be used to complete the Conversion, (v) not commence the Conversion until plans and specifications for the work to be performed in accordance with this Section 7.5 have been submitted to, reviewed and approved by Landlord, (vi) provide Landlord with an estimate from its architect of the total anticipated cost to complete the Conversion together with a budget setting forth the anticipated cash thereafter, (vii) be completed in accordance with the terms of Articles 8 and 9, and (viii) result in the creation of space that is lawfully usable as office space, free and clear of all liens and in conformity with all governmental and other legal requirements relating to the Premises, such as zoning, use permit requirements and building codes, including obtaining any necessary certificates of occupancy. Once the construction phase of the Conversion has commenced, Tenant shall thereafter diligently and continuously prosecute same to completion. Tenant hereby agrees to indemnify and hold harmless Landlord and Mortgagee from and against all claims, costs, actions, proceedings, investigations, fines, penalties and liabilities arising out of the conversion of the parking lot area into office space. This obligation shall survive the termination of this Lease. To the extent that Tenant fails to convert the Conversion Area into office space in accordance with this Section 7.5, Tenant shall nonetheless remain liable for the completion and cost of such conversion and the obligations of this Section 7.5 shall survive the termination of this Lease.

7.6 Completion Guarantee. In connection with the construction of the Parking Structure and the Conversion, Tenant hereby guarantees to Landlord and Mortgagee, the completion of the Parking Structure and the Conversion in accordance with the terms of this Lease.

ARTICLE 8

Mechanics’ Liens

8.1 Covenant Against Liens. Tenant shall not suffer or permit any liens to stand against the Premises or any part thereof by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Tenant or anyone holding the Premises or any part thereof by, through or under Tenant. If any such lien shall at any time be filed against the Premises, Tenant shall cause the same to be discharged of record within thirty (30) days after the date of filing the same, by either payment, deposit or bond. If Tenant shall fail to discharge any such lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, procure the discharge of the same. Any amount reasonably paid or deposited by Landlord for any of the aforesaid purposes, including all legal and other expenses of Landlord, including counsel fees, in defending or commencing any such action or in or about procuring the discharge of such lien, with all necessary disbursements in connection therewith, together with interest thereon at the Interest Rate, shall become due and payable forthwith by Tenant to Landlord.

8.2 Notices. Nothing in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer, materialman, architect, surveyor or engineer for the performance of any labor or the furnishing of any materials or services for or in connection with the Premises. Notice is hereby given that Landlord shall not be liable for any labor or material or services furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for such labor, materials or services shall attach to or affect the fee or reversionary or other estate or interest of Landlord in the Premises or this Lease. Tenant shall post and keep posted at the Premises during the course of any Alterations such written notices as are necessary to effect the terms of this Section 8.2 or are otherwise necessary in Landlord’s reasonable opinion to prevent any claim from attaching to the fee or reversionary or other estate or interest of Landlord in the Premises or in this Lease pursuant to Connecticut General Statutes Section 49-33.

ARTICLE 9

Alterations

9.1 Limitations on Alterations. Except as otherwise expressly provided herein, including under Section 9.2 below, Tenant may, at its own expense, and without Landlord’s prior consent, make changes, alterations, additions or improvements to the Premises (“Alterations”) and install personal property, furniture, signs, telecommunications equipment and trade fixtures (“Tenant’s Property”) in the Premises as will, in the judgment of Tenant, better adapt the Premises for its needs, provided that Tenant complies with the following provisions:

(a) The Alterations shall not result in a violation of any certificate of occupancy for the Premises, and must be performed in compliance with all applicable laws.

(b) Such Alterations shall not weaken or impair the structure of the Improvements, or materially lessen the value of the Premises.

(c) At Landlord’s request: (i) Tenant prior to the commencement of any Alteration that requires Landlord’s consent shall submit to Landlord three (3) copies of final plans and specifications of the Alterations and (ii) upon completion of any Alterations (other than decorations) Tenant shall deliver to Landlord three (3) copies of “as built” plans for such Alterations.

(d) Throughout the making of all Alterations (other than mere decorations), Tenant, at its expense, shall carry or cause its contractors to carry (i) workers’ compensation insurance in statutory limits covering all persons employed in connection with such Alterations, and (ii) commercial general liability insurance covering any occurrence in or about the Premises in connection with such Alterations which complies with the requirements of Section 10.3 below.

9.2 Landlord’s Consent. With respect to any Alterations that do not comply with Section 9.1 above, or which exceed the Threshold Amount (as defined in this Section 9.2 below) Tenant must obtain Landlord’s prior written consent which shall not be unreasonably withheld, delayed, or qualified. The “Threshold Amount” shall mean an amount equal to Five Hundred Thousand Dollars ($500,000.00) during the Primary Term, shall mean Seven Hundred Fifty Thousand Dollars ($750,000.00) during the first Extended Term, and shall mean One Million Dollars ($1,000,000.00) during the second Extended Term. In all events, Landlord must respond to Tenant’s request for consent under this Article 9 within ten (10) days, and should Landlord fail, within said 10-day-period, to either grant such approval, or state a specific, reasonable basis for withholding such consent, Tenant shall have the right to send a second notice (which notice shall specifically reference this Section 9.2 and shall attach a copy of this Section 9.2), and if Landlord fails, within five (5) business days after such second notice, to grant such approval or state a specific reasonable basis for withholding such consent, such consent shall be deemed to have been given. Tenant’s request for consent shall be sent to Landlord as provided in Section 21 together with an additional copy thereof to Mortgagee at c/o Nomura Credit & Capital, Inc., 2 World Financial Center, Building B, New York, NY 10281, attn: Dante LaRocca

9.3 Surrender of Alterations; Removal of Tenant’s Property. All Alterations made by Tenant shall immediately be and become part of the realty and the sole and absolute property of Landlord and shall remain upon and be surrendered with the Premises in the event of a termination of this Lease. All of Tenant’s Property, including moveable furniture, trade fixtures, and equipment not permanently attached to the Improvements or the Premises, may be removed by Tenant prior to the expiration of the Term, provided, however, that Tenant shall repair all damage caused by such removal prior to the expiration of the Term, and provided further, that any of the Tenant’s Property not so removed shall, at the option of Landlord, upon ten (10) business days’ notice to Tenant (unless Tenant effectuates the removal within such ten (10)-business-day period) automatically become the property of Landlord upon the expiration or termination of this Lease, and thereafter, Landlord may retain or dispose of in any manner the Tenant’s Property not so removed, without any liability whatsoever to Tenant.

9.4 No Liens. Tenant’s obligations pursuant to the terms of Section 8.1 above to keep the Premises free of liens shall apply to all Alterations, whether or not Landlord’s consent is required for such Alterations.

ARTICLE 10

Insurance and Damage

10.1 Property Insurance. Throughout the Term, Tenant shall cause the Improvements, and all building equipment and fixtures appurtenant thereto, to be insured by insurance companies reasonably satisfactory to Landlord and licensed to do business in the State of Connecticut in such respective amounts as shall be sufficient to prevent Landlord or Tenant from becoming a co-insurer of any loss, which shall name Landlord, the Mortgagee and the Lender Parties as loss payees (on the terms set forth in Section 10.10 below) and which shall insure the full replacement value of any Improvements:

(a) against loss or damage by fire and against such other risks, of similar or dissimilar nature, including wind, as shall typically be insurable against under present or future standard forms of fire and extended coverage policies (such policies are currently known as “Special Form Causes of Loss” property insurance), and

(b) “Ordinance or Law Coverage” in amounts required by Landlord or Mortgagee if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses.

(c) If, and so long as, the Premises shall be equipped with any boiler or boilers, other than low pressure boilers, or so long as the maintenance of such insurance shall be required by law, against loss and liability resulting from property damage, personal injury or death caused by explosion of boilers, heating apparatus or other pressure vessels on the Premises, and

(d) Business income/interruption insurance to include loss of rents at limits sufficient to cover one hundred percent (100%) of the annual Base Rent and additional rent (including Taxes and all other payments required to be made by Tenant hereunder) payable to Landlord with a period of indemnity not less than eighteen (18) months from time of loss and contain an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Such insurance shall name Landlord and Mortgagees as additional insureds and the Mortgagee which holds a first mortgage lien on the Premises as loss payee with respect to Base Rent payable to or for the benefit of Landlord under this Lease.

(e) During any period in which Alterations costing in excess of Fifty Thousand Dollars ($50,000) at the Property are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement costs of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, worker’s compensation (to be carried by the contractor, it being understood that any worker’s compensation insurance carried by Tenant provides coverage only for Tenant’s employees), and automobile liability insurance with respect to the Improvements being constructed, altered, or repaired.

(f) To the extent that, and for so long as, the following coverages are (i) typically carried by owners or tenants of properties similar to the Premises (taking into account the creditworthiness of Tenant and the creditworthiness of any Lease Guarantor, as defined in Article 31 below) or (ii) required by the Mortgagees, Tenant shall also carry such other insurance as may from time to time be required by Landlord or Mortgagee against other insurable hazards or casualties which at the time are commonly insured against in similarly situated property including without limitations, sinkhole, mine subsidence, environmental, terrorism insurance, flood insurance (but not more than in such amount equal to the maximum amount available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended), earthquake and windstorm insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy.

It is the intention of the parties hereto that Tenant shall procure, maintain in force at all times, pay for and deliver to Landlord all of the insurance hereinabove referred to at such times and in such manner that Landlord’s interest in the Premises shall at all times during the Term hereof be protected and evidenced by, and Landlord shall be in possession of, valid and binding insurance as herein required. All renewal binders or policies shall be delivered to Landlord ten (10) days prior to the expiration of the policy or policies to be renewed.

(g) Tenant shall at Landlord’s request execute such reasonable and customary documents, and take such other actions as may be reasonably required by Landlord, in order for Landlord to obtain condemnation insurance, provided, however, that in no event shall Tenant be obligated to incur any out-of-pocket expense or potential liability in connection therewith.

10.2 Claims Adjustment. Unless and to the extent otherwise required by Landlord at the time of any loss, the loss, if any, under any or all of the policies provided for under Section 10.1 hereof, shall be adjusted with the insurance company or companies by and at the cost of Tenant, but if the loss shall be in excess of Two Hundred Thousand Dollars ($200,000.00), no final adjustment shall be made with the insurance company or companies without the written approval of Landlord and Mortgagee of the amount of the adjustment (which approval shall not be unreasonably withheld, conditioned, or delayed). The proceeds of any insurance policy shall belong to the party expending funds for restoration with any excess being payable to the named insured

10.3 Liability Insurance. Tenant further agrees to maintain or cause to be maintained throughout the Term hereof, with insurance companies reasonably satisfactory to Landlord and licensed to do business in the State of Connecticut, and pay the costs of, commercial general liability insurance protecting against claims of any and all persons, firms and corporations for personal injury, death or property damage occurring upon, in or about the Premises, such insurance to afford protection with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000 (with an additional requirement that there shall be an umbrella policy with a limit of not less than Twenty-Five Million Dollars ($25,000,0000.00 per occurrence), and shall name Landlord and Mortgagee as an additional insured, provided that such amount may be increased during the Initial Term only in the event of a use of the Property other then as office space in which case the amount can be increased to reflect the increased risk of such use. Tenant shall provide Landlord with certificates evidencing that the insurance required to be obtained pursuant to this Section 10.3 is in effect. So long as Tenant complies with the provisions of this Article 10, the requirements of this Section 10.3 shall not apply to any permitted sublessee of the Property.

10.4 Worker’s compensation. Tenant further agrees to maintain, throughout the Term hereof, with insurance companies reasonably satisfactory to Landlord and licensed to do business in the State of Connecticut, and pay the costs of, worker’s compensation insurance, such insurance to afford protection to the limit of not less than the minimum amount required by law. Tenant shall provide Landlord with certificates evidencing that the insurance required to be obtained pursuant to this Section 10.4 is in effect.

10.5 Effect of Casualty. No loss or damage by fire or other cause required to be insured against hereunder resulting in either partial or total destruction of any building, structure, or other Improvement on the Premises, shall operate to terminate this Lease, or to relieve or discharge Tenant from the payment of Base Rent and other amounts payable by Tenant hereunder as they become due and payable, or from the performance and observance of any of the agreements, covenants and conditions herein contained on the part of Tenant to be performed and observed.

10.6 Cooperation. Landlord and Tenant each agrees that it will cooperate with the other, to such extent as such other party may reasonably require, in connection with the prosecution or defense of any action or proceeding arising out of, or for the collection of any insurance moneys that may be due in the event of, any loss or damage, and that it will execute and deliver to such other party such instruments as may be required to facilitate the recovery of any insurance moneys.

10.7 Notice of Casualty. Tenant shall give prompt notice to Landlord with respect to all fires or other casualties occurring upon the Premises.

10.8 Waiver of Claims and Subrogation Rights. Neither party shall, to the extent that such party is compensated by insurance proceeds, be liable to the other party for loss or damage, caused by fire or any other peril even though the loss or damage is caused by the party’s negligence. Each property insurance policy carried by Landlord and Tenant shall contain a provision by which the insurance company shall waive all rights of recovery by subrogation against the other party for loss or damage to the insured property. Nothing herein shall be deemed to create or imply any obligation by Landlord to carry any insurance policy with respect to the Premises or otherwise under this Lease.

10.9 Blanket Insurance; Self-Insurance. Notwithstanding the foregoing, all of the insurance requirements set forth herein on the part of Tenant to be observed shall be deemed satisfied if the Premises are covered by a blanket insurance policy insuring all or most of Tenant’s facilities in Connecticut, so long as such blanket policies provide for a minimum coverages applicable to the Premises and otherwise comply with all other requirements of this Article X. In addition, Tenant shall have the right to self-insure the risks set forth in Section 10.3 above, so long as the net worth of Tenant (combined with that of Lease Guarantor) exceeds One Hundred Million Dollars ($100,000,000.00), and the Mortgagee has consented thereto (without conditioning such consent by requiring that Landlord carry such insurance).

10.10 Requirements for Policies. Whenever under the terms of this Lease Tenant is required to maintain insurance for the benefit of Landlord, Landlord and, the Mortgagee (and any loan trustee or servicer having an insurable interest in the Premises or through Mortgagee; collectively, such parties are referred to as the “Lender Parties”) shall be (a) an additional insured in all such liability insurance policies (b) Mortgagee shall be named the sole loss payee in all such property policies. The commercial general liability insurance shall name the Mortgagee and the Lender Parties as additional insureds and all other insurance provided hereunder shall name the Mortgagee as Mortgagee and Loss Payee under a standard “non-contributory mortgagee” endorsement or its equivalent. All policies of insurance shall provide that such coverage shall be primary and that any insurance maintained separately by Landlord or the Mortgagee and the Lender Parties shall be excess insurance only. The original certificates for property insurance and an original paid endorsement or binder in respect of liability insurance naming Landlord, the Mortgagee and the Lender Parties as named insured or additional insured, as applicable, shall be delivered to Landlord not later than thirty (30) days prior to the expiration date of the applicable policy, and, Landlord and any Mortgagee, may, upon prior written notice to Tenant, review the original policies at the office of the Tenant’s Risk Manager. All of the above-mentioned insurance certificates shall be obtained by Tenant and delivered to Landlord on or prior to the date hereof, and thereafter as provided for herein, and the policies shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Landlord or Mortgagee as to insurance companies, policy limits and any sub-limits thereof, forms (including exclusions and exceptions), deductibles, loss payees and insureds. The insurance companies must be approved, authorized or licensed to provide insurance in the state in which the Property is located and have a rating of “A” or better for financial strength claims paying ability assigned by Moody’s Investors Service, Inc. (if Moody’s Investors Service, Inc. provides a rating for the insurer) and Standard & Poor’s Rating Group (“S&P”), provided that if any insurance required is provided by a syndicate of insurers, the insurers with respect to such insurance shall be acceptable if: (i) the first layer of coverage under such insurance shall be provided by carriers with a minimum financial strength rating from S&P of “A” or better; (ii) sixty percent (60%) (seventy-five percent (75%) if there four or fewer members in the syndicate) of the aggregate limits under such Policies must be provided by carriers with a minimum financial strength rating from S&P of “A” or better and (iii) the financial strength rating from S&P for each carrier in the syndicate shall have a financial strength rating from S&P of at least “BBB.”

10.11 Tenant’s Reconstruction Obligation. Tenant shall, at Tenant’s sole cost, promptly reconstruct the Premises following any fire or other casualty affecting the Premises to substantially the same value and condition as immediately prior to such casualty, irrespective of whether Tenant’s insurance proceeds are sufficient to cover the cost of reconstruction. Provided that no Event of Default has occurred and is continuing hereunder or under the guaranty of this Lease by Health Net, Inc. Landlord will deposit any casualty insurance proceeds with Mortgagee and shall require the Mortgagee to make insurance proceeds so received to be available for restoration in accordance with the procedures set forth in Exhibit H attached hereto and by this reference are incorporated herein.

10.12 Escrow and Other Tenant Protections. Landlord and Tenant shall deposit any insurance proceeds paid to them with Landlord’s Mortgagee to be disbursed as otherwise provided in this Lease. In the event that Landlord’s Mortgage is in possession of or controls funds to be distributed to Tenant or for Tenant’s benefit under this Lease, Landlord agrees to use commercially reasonable efforts to enforce the obligations of Mortgagee to distribute to, or use such funds for the benefit of Tenant.

ARTICLE 11

Condemnation

11.1 Effect of Taking. If title to the Premises or so much thereof as to render the remainder no longer usable for Tenant’s operations shall be taken or permanently condemned by any competent authority and the Premises cannot, in the reasonable opinion of Landlord and Tenant, be restored to useful condition, this Lease shall cease and terminate, and all Base Rent, additional rent and other charges paid or payable by Tenant hereunder shall be apportioned as of the date of vesting of title in the condemning authority and Tenant shall surrender the Premises as set forth herein. In the event of a permanent partial taking which does not effect a termination of this Lease pursuant to the preceding sentence but does deprive Tenant of the use of seventy-five percent (75%) or more of the rentable area of the Building, Tenant shall have the right, at its option, exercisable by written notice delivered to Landlord by no later than thirty (30) days before the vesting of title in such condemning authority, to terminate this Lease. In the event the Tenant does not exercise its right to terminate the Lease in accordance with this Article 11 and a portion of the rentable area of the Building is permanently taken, the Base Rent thereafter payable hereunder shall be reduced by the lesser of (a) the Base Rent otherwise payable hereunder multiplied by a fraction, the numerator of which is the rentable area of the Building so taken and the denominator of which is 321,321 square feet and (b) the product of (i) the net condemnation proceeds retained by Landlord (after reduction of any proceeds utilized for restoration) and (ii) six and one-tenth percent (6.1%) during the first five years of this Lease and seven and six-tenths percent (7.6%) thereafter. The Lease may not be terminated for a temporary taking. In the event of a temporary taking, Tenant shall remain liable for its Base Rent and other monetary obligations under this Lease without reduction or abatement and any and all payments made for such temporary taking and business interruption insurance proceeds shall be paid over to Tenant.

11.2 Award. Landlord shall be entitled to, and shall receive, the entire award made with respect to the Premises, except such portion thereof, if any, as shall be specifically allowed as damages to Tenant, provided that in no event shall any payment be made to Tenant until Landlord has received sufficient funds to repay all mortgages on the Premises plus Landlord’s remaining cash equity and closing costs incurred in connection with the acquisition of the Premises or, if Landlord is a bona fide third party purchaser from the original Landlord then, to the extent of the purchase price paid by such bona fide third party purchaser. Landlord will (and shall cause the Mortgagee to) make insurance proceeds received by it available for restoration in accordance with the procedures set forth in Exhibit H attached hereto and by this reference incorporated herein.

11.3 Escrow and Other Tenant Protections. In connection with a condemnation, all condemnation proceeds shall be placed in an interest-bearing escrow account with Mortgagee. All such proceeds shall be disbursed in accordance with this Articles 8, 10 and 11 and Exhibit H.

ARTICLE 12

Landlord’s Right To Perform Tenant’s Covenants

12. Without limiting or waiving any other rights and remedies of Landlord hereunder, if Landlord determines that the Tenant is not adequately performing or has failed to perform any of its obligations, covenants or agreements contained in this Lease and such inadequacy or failure is not cured within any applicable grace or cure period, or if any action or proceeding of any kind (including, but not limited to, any bankruptcy, insolvency, arrangement), then Landlord may, at its option, with or without notice to Tenant, make any appearances, disburse or advance any sums and take any actions as may be necessary or desirable to remedy the failure of Tenant to perform its covenants and agreements. Tenant agrees to pay on demand all expenses of Landlord reasonably incurred with respect to the foregoing (including, but not limited to, fees and disbursements of counsel), together with interest thereon at the Interest Rate from and after the date on which Landlord incurs such expenses until reimbursement thereof by

Tenant. Any such expenses so incurred by Landlord, together with interest thereon shall be additional rent hereunder. The necessity for any such actions and of the amounts to be paid shall be determined by Landlord in its reasonable discretion. Landlord is hereby empowered to enter and to authorize others to enter upon the Property or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without thereby becoming liable to Tenant or any person in possession holding under Tenant. Tenant hereby acknowledges and agrees that the remedies set forth in this Article 12 shall be exercisable by Landlord, and any payments made or costs or expenses incurred by Landlord in connection therewith shall be, immediately repaid by Tenant with interest thereon at the Interest Rate, notwithstanding the fact that such remedies were exercised and such payments made and costs incurred by Landlord after the filing by Tenant of a voluntary case or the filing against Tenant of an involuntary case pursuant to or within the meaning of the Bankruptcy Reform Act of 1978, as amended (the “Act”), Title 11 U.S.C., or after any similar action. In furtherance and not in limitation of the foregoing, Tenant shall at any time fail to pay any Tax pursuant to the provisions of Article 3 hereof, or to take out, pay for, maintain or deliver any of the insurance provided for in Article 10 hereof, or shall fail to make any other payment or perform under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, pay any such Tax, effect any such insurance coverage and pay premiums therefor, and make any other payment or perform any other act which Tenant is obligated to perform under this Lease, in such manner and to such extent as Landlord shall, in its sole discretion, deem necessary. In exercising any such rights, Landlord may pay necessary and incidental costs and expenses including reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, including Landlord’s reasonably incurred attorney’s fees and disbursements together with interest thereon at the Interest Rate, shall be payable by Tenant to Landlord on demand. Landlord shall have no obligation to perform on Tenant’s behalf and if Landlord does so, Landlord shall not be liable to Tenant for any damage resulting from its actions.

ARTICLE 13

Tenant’s Default

13. 1 Events of Default. This Lease and the Term are subject to the limitation that if, at any time during the Term hereof, any one or more of the following events shall occur, the same shall constitute an “Event of Default”.

(a) If Tenant shall make an assignment for the benefit of its creditors; or

(b) If any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any state, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or such petition shall be approved by the court, or the court shall assume jurisdiction of the subject matter, or if such proceedings shall not be dismissed within ninety (90) days after the institution of same, or if any such petition shall be so filed by Tenant; or

(c) If, in any proceeding, a receiver or trustee be appointed for all or any portion of Tenant’s property, and such receivership or trusteeship shall not be vacated or set aside within ninety (90) days after the appointment of such receiver or trustee; or

(d) If Tenant shall fail to pay any installment of Base Rent when due; or

(e) If Tenant shall fail to pay any sum of additional rent or any other charge required to be paid by Tenant hereunder when due (other than Base Rent), and such failure is not cured within three (3) business days after Tenant’s receipt of written notice thereof from Landlord; or

(f) If Tenant shall fail to perform or observe any other requirement of this Lease on the part of Tenant to be performed or observed, and such failure is not cured within ten (10) days after Tenant’s receipt of written notice thereof from Landlord; provided however, that: (i) if the nature of Tenant’s default is such that more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default under this Lease if Tenant shall commence the cure of such default so specified within said ten (10) day period and diligently prosecutes the same to completion, and (ii) if with regard to such default, Landlord receives a grace or cure period from its Mortgagee more or less than twenty (20) days, Tenant shall have not less than fifty percent (50%) of such grace or cure period to cure such default; or

(g) If Lease Guarantor shall fail to timely provide a financial statement or an estoppel certificate on the terms set forth in the Lease Guaranty, and such failure is not cured within five (5) business days after Tenant’s receipt of written notice thereof from Landlord.

13.2 Landlord’s Remedies. Upon the happening of any one or more of the aforementioned Events of Default, Landlord may:

(a) Give Tenant a notice (a “Notice of Termination”) of termination of this Lease terminating this Lease and the Term hereof, as well as all of the right, title and interest of Tenant hereunder. In case of any such termination, or in the case of a lawful re-entry or dispossession following an Event of Default, the annual rents and all other charges required to be paid by Tenant hereunder shall thereupon become due and be paid up to the time of such termination, re-entry or dispossession and Tenant shall also pay to Landlord all reasonable expenses which Landlord may then or thereafter incur for legal expenses, attorneys’ fees, or all other reasonable costs paid or incurred by Landlord for restoring the Premises to good order and condition and for preparing the same for reletting. Such termination shall not limit or effect Landlord’s right to simultaneously or at Landlord’s election, otherwise exercise its other rights, including those set forth in Section 13.2(b).

(b) Landlord may declare the entire amount of the Base Rent and an amount equal to Landlord’s estimate of all other charges or rents required to be paid by Tenant which would become due and payable during the remainder of the Term of this Lease, to be due and payable immediately, discounted at the rate of four (4) percent per annum in which event, Tenant agrees to pay the same at once; provided, however, that such payment shall not constitute a penalty or forfeiture or liquidated damages, but shall merely constitute payment in advance of the rent for the remainder of the said Term. Provided that Tenant complies with its obligations under this Section 13.2(b). Landlord shall attempt to relet the Premises so as to mitigate its damages provided that in no event is Landlord required to enter into a lease for less than market rents or which extends beyond the remaining term of this Lease. The acceptance of such payment by Landlord shall not constitute a waiver of any failure of Tenant thereafter occurring to comply with any term, provision, condition or any covenant of this Lease.

(c) To the extent allowed by law, Landlord may enter the Premises as the agent of Tenant and relet the Premises as the agent of Tenant and receive the rent therefor. Tenant shall pay Landlord any deficiency that may arise by reason of such reletting, on demand.

(d) Landlord may maintain this Lease in full force and effect and recover the rent and all other amounts payable hereunder as they become due and payable without terminating Tenant’s right to possession, regardless of whether Tenant shall have abandoned the Premises.

(e) Landlord shall have any and all other remedies available to it at law or in equity. If Tenant defaults hereunder, Tenant shall pay Landlord’s reasonable attorneys’ fees and costs incurred as a result thereof.

ARTICLE 14

Cumulative Remedies – No Waiver – No Oral Change

14.1 Cumulative Remedies. The specified remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provision of this Lease.

14.2 No Waiver. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of any such term, covenant, condition, provision, agreement or option. A receipt and acceptance by Landlord of rent or any other payment, or the acceptance or performance of anything required by this Lease to be performed, with knowledge of the breach of any term, covenant, condition, provision or agreement of this Lease, shall not be deemed a waiver of such breach, nor shall any such acceptance of rent in a lesser amount than is herein provided for (regardless of any endorsement of any check, or any statement in any letter accompanying any payment of rent) separate or be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest rent then unpaid by Tenant. No waiver by Landlord of any term, covenant, condition, provision or agreement in this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.

14.3 No Oral Changes. This Lease may not be changed orally, but only by agreement, in writing, signed by the party against whom enforcement of the change, modification or discharge is sought.

ARTICLE 15

Quiet Enjoyment

Landlord covenants and agrees that Tenant, upon paying the rent herein reserved, and performing and observing the covenants, conditions, and agreements hereof upon the part of Tenant to be performed and observed, shall and may peaceably hold and enjoy the said Premises during the term hereof, without any interruption or disturbance from Landlord or any party claiming through Landlord. This covenant and the other obligations of Landlord hereunder, shall be construed as running with the Land to and against subsequent owners and successors in interest, and are not, nor shall they operate or be construed as, personal covenants of Landlord, except to the extent of Landlord’s interest in the Premises and only so long as such interest shall continue.

ARTICLE 16

Surrender Of Premises; No Right to Hold Over

16.1 Surrender of the Premises. Tenant shall, upon the expiration or termination of this Lease for any reason, surrender to Landlord the buildings, structures and building equipment then upon the Premises, together with all alterations and replacements thereof then on the Premises, in the good order, condition and repair, except for reasonable wear and tear and the effects of any casualty that Tenant is not obligated to repair. Title to all of Tenant’s Property shall remain in Tenant, and upon expiration or other termination of this Lease, the same may and, upon the demand of Landlord, shall be removed and any resultant damage to the Premises shall be repaired, by and at the expense of Tenant.

16.2 No Right to Hold Over. Tenant shall have no right to retain possession of the Premises or any portion thereof following the expiration or earlier termination of this Lease. If Tenant does hold over following the expiration or earlier termination of this Lease without Landlord’s express or implied consent, the Base Rent payable during such holding over shall be as follows: (i) for the first thirty (30) days, one hundred twenty-five percent (125%) of the Base Rent in effect immediately preceding such holding over, (ii) for the next sixty (60) days, one hundred fifty percent (150%) of the Base Rent in effect immediately preceding such holding over, and (iii) thereafter, two hundred percent (200%) of the Base Rent in effect immediately preceding such holding over. The foregoing sentence shall not imply any right to holdover, nor shall it limit Landlord’s right to collect its damages including reasonable legal fees, lost profits and consequential damages, in the event of a holdover.

ARTICLE 17

Assignments, Subletting, and Encumbrances

17.1 Right to Assign and Sublease. Except as permitted by the terms of this Article 17, Tenant may not assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises (each of the foregoing is sometimes referred to in this Lease as a “Transfer”), without obtaining Landlord’s consent. Landlord shall have no right to recapture all or any portion of the Premises in the event of an assignment, encumbrance or sublease. No consent to an assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Article 17.

17.2 Procedure for Assignment and sublease; Exempt Transfers. (a) If Tenant, at any time or from time to time, during the Term shall desire to assign this Lease or sublet all or part of the Premises and provided that no Event of Default then exists, Tenant shall give notice (a

“Tenant’s Notice”) thereof to Landlord, which Tenant’s Notice shall set forth: (A) with respect to an assignment of this Lease (i) the date Tenant desires the assignment to be effective, (ii) the name of the proposed assignee, and (iii) a current financial statement for the proposed assignee, and (B) with respect to a sublet of all or a part of the Premises (i) the dates upon which Tenant desires the sublease term to commence and expire, (ii) the rental rate and other material business terms upon which Tenant would sublet such premises, (iii) a description of the Premises showing the portion to be sublet, and (iv) the name of the proposed subtenant. Notwithstanding any contrary provision of this Lease, no consent by Landlord, shall be required as to: (i) any sublease or subleases involving less than Fifty Thousand (50,000) square feet of rentable area in the aggregate at any one time, or (ii) any sublease or license agreement pursuant to which Tenant allows any person or company which is a client or customer of Tenant or which is providing service to Tenant or one of Tenant’s clients to occupy portions of the Premises, so long as (x) such relationship was not created as a subterfuge to avoid the obligations set forth in this Article 17, and (y) in the aggregate, no more than Fifty Thousand (50,000) square feet of rentable area in the Premises is occupied pursuant to this clause (ii) at any one time, or (iii) any sublease or occupancy agreement between Tenant and an Affiliate. However, Tenant shall be required to provide Landlord advance written notice of the foregoing in all events.

17.3 Conditions Regarding Consent to Sublease and Assignment; Reasonableness Standard. Notwithstanding any consent given by Landlord hereunder, Tenant shall, following any assignment or sublease, remain directly, primarily and fully responsible and liable for all payments owed by Tenant under the Lease and for compliance with all obligations under the terms, provisions and covenants of the Lease. Landlord shall not be entitled to share in any profit or economic benefit arising in favor of Tenant from any such assignment or sublease and shall not be required to share in any loses or economic detriment arising from any assignment or sublease. Provided that no Event of Default is ongoing, in no event shall any Landlord consent required under this Article 17 be unreasonably withheld, conditioned, or delayed, and Landlord shall, in assessing the financial ability of any proposed subtenant or assignee, consider the ongoing liability of Tenant and Lease Guarantor as well as the value of the Premises in the event that Tenant defaults and such prospective lessee is permitted to continue its occupancy as contemplated under Section 17.5; if an Event of Default is ongoing, Landlord shall have the right to withhold any such consent in its sole discretion. In all events, Landlord must respond to Tenant’s request for Landlord’s consent to a Transfer within fifteen (15) business days after the date that Landlord has received Tenant’s written request therefor (and all related information that Landlord may reasonably request, provided that Landlord promptly requests such information following Landlord’s receipt of Tenant’s initial request), and should Landlord fail, within said 15-business-day period, to either grant such approval, or state a specific, reasonable basis for withholding such consent, Tenant shall have the right to send a second notice (which notice shall specifically reference this Section 17.3 and shall attach a copy of this Section 17.3), and if Landlord fails, within five (5) business days after such second notice, to grant such approval or state a specific reasonable basis for withholding such consent, Tenant shall have the right to send a third notice (which notice shall specifically reference this Section 17.3 and shall attach a copy of this Section 17.3), and if Landlord fails, within three (3) business days after such third notice, to grant such approval or state a specific reasonable basis for withholding such consent, such Transfer shall be deemed to be approved.

17.4 Affiliated Companies/Restructuring of Business Organization. Occupancy of all or part of the Premises by any parent, subsidiary, or affiliated companies of Tenant or of Tenant’s parent or of Tenant’s subsidiary shall not be deemed an assignment or subletting. Furthermore, without limiting the generality of the foregoing, Tenant may assign this Lease at any time, or sublease all or part of the Premises, without receipt of Landlord’s consent, to any entity which acquires all or part of Tenant, or which is acquired in whole or in part by Tenant, or which is controlled directly or indirectly by Tenant, or which entity controls, directly or indirectly, Tenant (“Affiliate”), or which owns or is owned by the Affiliate.

17.5 Recognition Agreement. To the extent that Tenant enters into a sublease for all or any portion of the Premises in excess of seventy-five thousand (75,000) square feet of rentable area, Landlord, if it grants its consent to such sublease, shall also simultaneously execute and deliver a recognition agreement (the “Recognition Agreement”) pursuant to which Landlord shall agree that in the event Tenant defaults under the Lease and the Lease is terminated, the sublease shall be recognized as a direct lease between Landlord and the subtenant on the terms and conditions of the sublease to the extent same are not inconsistent with, or contrary to, the provisions of this Lease and at a rental rate which is the higher of the rental rate under this Lease or the rental rate under the sublease. In any event, however, Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s Base Rent or of any additional rent, (iv) be obligated to perform any work in the subleased space or to prepare it for occupancy, or (v) be obligated to sign a Recognition Agreement or otherwise recognize a subtenant unless the following conditions are satisfied: (a) Lease Guarantor affirms in a writing for Landlord’s benefit that the Lease Guaranty, and all of Lease Guarantor’s obligations thereunder, remain in full force and effect, and (b) the most recent bond rating published for Lease Guarantor by a nationally recognized rating agency (currently, such agencies include Moody’s Investor Service, Standard & Poor’s Corporation, and Fitch Ratings) is investment grade (the lowest such grades are currently Baa3 for Moody’s, and BBB- for S&P and Fitch).

17.6 Occupancy by Others. Tenant may allow any person or company which is a client or customer of Tenant or which is providing service to Tenant or one of Tenant’s clients to occupy certain portions of the Premises without such occupancy being deemed an assignment or subleasing as long as such relationship was not created as a subterfuge to avoid the obligations set forth in this Article 17 and provided that such use and occupancy otherwise complies with the terms of this Lease.

17.7 No Effect on Lease Guaranty. No assignment or sublease shall affect any of the obligations of the Lease Guarantor pursuant to the Lease Guaranty.

17.8 Certification Related to the USA Patriot Act. No assignment or sublease shall be effective until such assignee or subtenant has delivered to Landlord the certification in the form attached hereto as Exhibit I.

ARTICLE 18

Choice Of Law

This Lease shall be governed by the laws of the State of Connecticut.

ARTICLE 19

Estoppel Certificates

Each party shall, at any time and from time to time upon request of the other party, within ten (10) business days following notice of such request from the requesting party, execute, acknowledge and deliver to the requesting party a certificate (“Estoppel Certificate”) in writing in the form of the attached Exhibit E or in such other commercially reasonable form as Landlord or Tenant or any of their respective lenders, prospective purchasers, lienholders, assignees or subtenants may deem appropriate; provided, however, if the Estoppel Certificate requests information different than that being requested in the form of the attached as Exhibit E, then the certifying party shall have fifteen (15) business days rather than the ten (10) business days set forth above in order to execute, acknowledge and deliver such Estoppel Certificate. For purposes of this Article 19, an Estoppel Certificate shall not be deemed to be commercially reasonable if it amends or modifies any of the provisions of this Lease and any provision added by an Estoppel Certificate and not clearly labeled an Amendment shall be null and void. If the certifying party fails to deliver the Estoppel Certificate within such ten (10)-business-day or fifteen (15)-business-day period, as the case may be, the requesting party shall so notify the certifying party and, if the certifying party does not deliver the Estoppel Certificate within three (3) business days thereafter: i) the certifying party’s failure to do so shall automatically be deemed to establish conclusively that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party, but shall not be deemed to have cured any default under this Lease by the party failing to provide the Estoppel Certificate, and ii) the certifying party shall owe the requesting party any attorneys’ fees reasonably incurred as the direct result of the certifying party’s failure to timely comply with the requirements of this Article 19.

ARTICLE 20

Force Majeure

Except as otherwise expressly provided in this Lease, any prevention, delay or stoppage caused by fire, earthquake, explosion, flood, hurricane, the elements, or any other similar cause beyond the reasonable control of the party from whom performance is required, or any of their contractors; acts of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; war, invasion, insurrection, rebellion; riots; strikes or lockouts, or inability to obtain necessary materials, goods, equipment, services, utilities or labor shall excuse the performance of such party for a period equal to the duration of such prevention, delay or stoppage; provided, however that (i) in no event shall financial incapability excuse the performance of either party, (ii) the terms of this Article 20 shall in no event excuse Tenant’s obligation to timely pay Base Rent and the other sums owing under this Lease, and (iii) the terms of this Article 20 shall only apply to the obligations of Tenant that arise under Section 7.4, Section 7.5, Article 10, or Article 11 of this Lease.

ARTICLE 21

Notices and Consents

Any and all notices or other communications required or permitted to be given under this Lease shall be in writing and either (i) personally delivered, in which case notice shall be deemed delivered upon receipt, (ii) sent by facsimile, in which case notice shall be deemed delivered upon the sender’s receipt of confirmation of transmission of such facsimile notice produced by the sender’s facsimile machine, (iii) sent by any nationally recognized overnight courier service with provisions for proof of delivery, in which case notice shall be deemed delivered on the next business day after the sender deposits the same with such delivery service, or (iv) sent by United States Mail, postage prepaid, certified mail, return receipt requested, in which case notice shall be deemed delivered on the date of delivery as shown on the return receipt or the date of the addressee’s refusal to accept delivery as indicated by the United States Postal Service, and in any case such notices or other communication shall be addressed to the following addresses:

Landlord:	HN Property Owner LLC c/o David Pardue P.O. Box 939 Burlington, North Carolina 27216 Telephone: (843) 671-2400 Facsimile: (843) 671-1197

with a copy to:	Meister Seelig & Fein LLP 2 Grand Central Tower 140 East 45th Street New York, NY 10017 Attention: Benjamin D. Fein, Esq. Telephone: 212-655-3500 Telecopy:212-655-3535

Tenant:

c/o Health Net, Inc.

Post Office Box 2470

Rancho Cordova, CA 95741-2470

Attention: Director of Real Estate

Facsimile: (916) 935-4406

For delivery by courier service:

c/o Health Net, Inc.

11971 Foundation Place

Rancho Cordova, CA 95670

Attention: Director of Real Estate

Either party may change its address for notice from time to time by notice to the other party in writing to the other in the manner aforesaid, however, any such notice of change of address shall only be effective upon actual receipt by the other party.

ARTICLE 22

Invalidity of Particular Provisions

If any term or provision of this Lease or the application thereof to any person or circumstance, shall to any extent be determined to be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

ARTICLE 23

Covenants to Bind and Benefit Respective Parties

Subject to the provisions of Articles 15 and 17 hereof, the terms, conditions, covenants, provisions and agreements herein contained shall be binding upon the inure to the benefit of Landlord, and its successors and assigns, and Tenant, and its successors and assigns.

ARTICLE 24

Captions and Headings

The captions and headings throughout this Lease are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Lease nor in any way affect this Lease.

ARTICLE 25

Notice of Lease

As contemplated by the terms of the Sale Contract on the Commencement Date, the parties agree that they will execute a short form memorandum of lease substantially in the form attached as Exhibit D which shall be recorded in the Shelton Land Records.

ARTICLE 26

Subordination and Attornment

Landlord shall, as a condition to Tenant’s obligations under this Lease, provide Tenant with the SNDA (as defined below) from the holder of any mortgage, deed of trust, or ground lease that will be in effect as of the Commencement Date (if such mortgage, deed of trust or ground lease will be subordinate to this Lease and the termination or foreclosure thereof would not affect this Lease, no such SNDA shall be required). If requested by Landlord, Tenant agrees to subordinate this Lease to any future mortgage, trust deed or ground lease, provided such lien holder shall not disturb Tenant’s possession and shall assure Tenant’s other rights granted under this Lease in accordance with this Lease’s terms and conditions. Such assurance shall be substantially in the form of Exhibit C (the “SNDA”), and shall be recordable with the Shelton Land Records or other applicable registry or office. Tenant shall, from time-to-time and upon not less than ten (10) business days’ written notice, execute and deliver to Landlord the SNDA if required by any Mortgagee.

ARTICLE 27

Consent/Duty to Act Reasonably

Except for any references to the terms “sole” or “absolute” or words of similar meaning, any other time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than decisions to exercise expansion, contraction, cancellation, termination, purchase, or renewal options, if any, and excluding the decisions regarding the exercise or election of remedies and unless the terms “sole” or “absolute” are expressly used in connection therewith), Landlord and Tenant shall act reasonably and in good faith.

ARTICLE 28

Entire Agreement

It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

ARTICLE 29

Waiver of Jury Trial

The parties hereby agree not to elect a trial by jury of any issue triable of right by jury, and waive any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this agreement or any claim, counterclaim or other action arising in connection herewith. This waiver of right to trial by jury is given knowingly and voluntarily by the parties, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Each party is hereby authorized to file a copy of this section in any proceeding as conclusive evidence of this waiver by each other party, as applicable. The parties hereto acknowledge that each makes this waiver knowingly, willingly and voluntarily and only after consideration of the ramifications of the waiver with each’s attorneys, and further acknowledges that the waiver constitutes a material inducement for the parties to enter into this agreement.

ARTICLE 30

Brokers

Other than Eastdil Secured and Madison Partners (collectively, the “Broker”), each party represents and warrants that it has not dealt with any other real estate broker or agent in connection with this Lease. The costs of the Brokers shall be solely that of Tenant and Tenant indemnifies Landlord therefor. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent, other than the Broker, in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

ARTICLE 31

Lease Guaranty

The obligations of Tenant under this Lease (including with respect to Extended Terms) shall be guaranteed by Health Net, Inc., a Delaware corporation (the “Lease Guarantor”), pursuant to the terms of the Lease Guaranty attached hereto as Exhibit F attached hereto and by this reference incorporated herein (the “Lease Guaranty”).

ARTICLE 32

Financial Statements; Property Records

32.1 Tenant shall furnish to Landlord, from time to time upon Landlord’s written request, financial statements for Lease Guarantor. The requirements of this Section 32.1 shall be of no force or effect so long as Lease Guarantor is a publicly traded corporation for which financial statements are publicly available on a current basis.

32.2 Tenant shall furnish to Landlord, from time to time upon the written request of Landlord or Mortgagee, financial statements for Tenant. Such financial statements shall be in the form typically prepared in the ordinary course of Tenant’s business, and unless required by the

Securities and Exchange Commission, the Connecticut Department of Insurance or other regulators, will not necessarily be audited; provided, however, that should the “Tenant” under this Lease be a corporation or other entity that is not a subsidiary of, or otherwise an affiliate of, Health Net, Inc., a Delaware corporation, then in such event, Tenant must provide an income and balance sheet on a quarterly basis, and an audited financial statement on an annual basis (such annual statement must be certified by the Tenant’s Chief Financial Officer).

32.3 Tenant shall keep adequate records with respect to the Premises, and shall permit Landlord and Mortgagee by their respective agents, accountants and attorneys, upon reasonable notice to Tenant and no more frequently than one (1) time per calendar year, to visit and inspect the Premises and examine (and make copies of) such records, at such reasonable times as may be requested by Landlord. Upon the request of Mortgagee or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

ARTICLE 33

Arbitration of Selected Disputes

Any Selected Dispute (as defined below) shall be resolved by neutral binding arbitration before a single arbitrator, to be held in accordance with the arbitrator under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment on the award rendered by the arbitrators may be entered in any Court having jurisdiction over the dispute. The arbitrators shall have no authority to make any award of punitive damages, or to in any manner modify the terms of this Lease. The term “Selected Dispute” shall mean a dispute between Landlord and Tenant that arises from or is related to Tenant’s construction obligations pursuant to Section 7.4 or Section 7.5, or Tenant’s reconstruction obligations pursuant to Article 10 or Article 11, and which the parties have been unable to resolve through direct discussions. Notwithstanding any provision of this Lease, Landlord expressly reserves the right to institute an unlawful detainer or other action pursuant to Connecticut law should Tenant fail to pay any Base Rent or other sums owing to Landlord under this Lease, without complying with the procedures of this Article 33, and this Article 33 shall not apply to any claim, counterclaim, dispute, and other matter relating to the payment of Base Rent or any other sum owing from Tenant to Landlord under this Lease.

ARTICLE 34

Landlord’s Liability; Sale of the Premises

34.1 Definition of Landlord. The term “Landlord” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises. In the event of a transfer of Landlord’s title or interest in the Premises or this Lease, Landlord shall deliver to the transferee or assignee (in cash or by credit) any Tenant funds held by Landlord. Upon such transfer or assignment and delivery of such funds, as aforesaid, the prior Landlord shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Landlord. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined.

34.2 Limitation on Liability. The obligations of Landlord under this Lease shall not constitute personal obligations of Landlord, the individual partners, members, or shareholders of Landlord or its or their partners, members, directors, officers or shareholders, and Tenant shall look to the Premises, and to no other assets of Landlord, for the satisfaction of any liability of Landlord with respect to this Lease, and shall not seek recourse against the individual partners members, or shareholders of Landlord, or its or their partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

34.3 Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this Lease as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and equipment and Tenant as the lessee of such Premises and equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and equipment, (2) Tenant reporting its rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the rent payments as rental income.

ARTICLE 35

Initial Repairs

Notwithstanding anything to the contrary contained in the Lease, Tenant agrees to complete the repairs identified on Exhibit J within one (1) year of the date of the Lease in accordance with Exhibit L. Upon completion of the repair of each item identified on Exhibit J, Tenant shall provide Landlord with proof reasonably acceptable to Landlord of the lien free completion of such repairs in compliance with applicable legal requirements. All requests, notices and deliveries to be made by Tenant to Landlord in connection with the provisions of this Section 35 and with the provisions of Exhibit L shall be simultaneously made to Mortgagee.

ARTICLE 36

Waiver of Statute of Limitations

In addition to, and not in limitation of, any other waivers contained herein, to the fullest extent permitted by law, Landlord and Tenant hereby waive and agree not to assert or take advantage of the defense of the statute of limitations in any action hereunder.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above, acknowledged that each party has carefully read each and every provision of the Lease, that each party has freely entered into the Lease of its own free will and volition, and that the terms, conditions and provisions of the Lease are commercially reasonable as of the day and year first above written.

TENANT:		LANDLORD:

HEALTH NET OF THE NORTHEAST, INC., a Delaware corporation		HN PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ Dennis Bell	By:	/s/ David Pardue
Its:	Vice President Real Estate Management	Its:	President